Exhibit 10.2

LIMITED PARTNERSHIP INTERESTS IN THE PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION. WITHOUT SUCH REGISTRATION, SUCH INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE GENERAL PARTNER OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR OTHER EVIDENCE SATISFACTORY TO THE GENERAL PARTNER TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION. IN ADDITION, ANY TRANSFER OF INTERESTS REQUIRES THE PRIOR WRITTEN CONSENT OF THE GENERAL PARTNER AND IS SUBJECT TO OTHER RESTRICTIONS PURSUANT TO THIS AGREEMENT.

AGREEMENT OF LIMITED PARTNERSHIP

OF

LARCLAY, L.P.

(a Texas limited partnership)

TABLE OF CONTENTS

		Page

	ARTICLE 1
	DEFINITIONS

1.1	Certain Definitions	1
1.2	Construction	7

	ARTICLE 2
	ORGANIZATION

2.1	Formation	7
2.2	Name	7
2.3	Registered Office; Registered Agent; Other Offices	8
2.4	Purposes	8
2.5	Certificate; Foreign Qualification	8
2.6	Term	8

	ARTICLE 3
	GENERAL PARTNER; MANAGEMENT

3.1	Authority of General Partner	8
3.2	Certain Restrictions on General Partner’s Power and Authority	9
3.3	Duties and Services of General Partner	10
3.4	Withdrawal of General Partner	10
3.5	General Partner as Limited Partner	10
3.6	Officers	10

	ARTICLE 4
	LIMITED PARTNERS

4.1	Limited Partner Information	10
4.2	Restrictions on Limited Partners	10
4.3	Access to Information	11
4.4	Admission of Additional Limited Partners	11
4.5	Representations of the Limited Partners	11
4.6	Specific Performance	12

	ARTICLE 5
	CAPITAL CONTRIBUTIONS

5.1	Capital Contributions of Limited Partners	13
5.2	Capital Contributions of General Partner	13
5.3	Required Advances by Limited Partners	13
5.4	Additional Advances by CWEI	14
5.5	Capital Accounts	15
5.6	Return of Capital Contribution.	16
5.7	GAAP Capital Accounts	16

	ARTICLE 6
	ALLOCATIONS

6.1	Allocations of Profits and Losses	16
6.2	Regulatory Allocations	17

i

6.3	Curative Allocations	18
6.4	Income Tax Allocations	18
6.5	Other Allocation Rules	19

	ARTICLE 7
	DISTRIBUTIONS

7.1	Distributions	19

	ARTICLE 8
	BOOKS, RECORDS AND BANK ACCOUNTS

8.1	Maintenance of Books	19
8.2	Accounts	19

	ARTICLE 9
	DISSOLUTION, LIQUIDATION AND TERMINATION

9.1	Dissolution	20
9.2	Liquidation and Termination	20
9.3	Distributions in Kind	21
9.4	Deemed Liquidation	21
9.5	Termination	21

	ARTICLE 10
	RESTRICTIONS ON TRANSFERS

10.1	Restrictions on Transfer	22
10.2	Right of First Refusal on Transfer of Interests	23
10.3	Rights of Transferees	24

	ARTICLE 11
	GENERAL PROVISIONS

11.1	Offset	24
11.2	Notices	24
11.3	Entire Agreement	24
11.4	Effect of Waiver or Consent	24
11.5	Amendment or Modification.	25
11.6	Binding Effect	25
11.7	Governing Law; Jurisdiction and Venue	25
11.8	Severability	25
11.9	Further Assurances	25
11.10	Waiver of Certain Rights	25
11.11	Insurance	25
11.12	Indemnification	26
11.13	Power of Attorney	26
11.14	Counsel to the Partnership	27
11.15	Taxation as a Partnership	27
11.16	Counterparts	27

Exhibit A – Schedule of Partners
Exhibit B – Limited Liability Company Agreement of Larclay GP, LLC

ii

AGREEMENT OF LIMITED PARTNERSHIP

OF

LARCLAY, L.P.

This Agreement of Limited Partnership (the “Agreement”) of Larclay, L.P., a Texas limited partnership (the “Partnership”), is entered into on April 21, 2006 (the “Effective Date”) by the Partners named on Exhibit A hereto.

Recitals:

The Partners desire to form the Partnership for the purposes set forth herein.

Accordingly, the Partners hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Adjusted Capital Account” means the Capital Account maintained for each Partner, (a) increased by any amounts that such Partner is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Partner.

“Affiliate” means, when used with reference to a specified Person, (a) any Person directly or indirectly owning, controlling or holding power to vote 25% or more of the outstanding voting securities of the specified Person, (b) any Person 25% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the specified Person, (c) any Person directly or indirectly controlling, controlled by or under common control with the specified Person, (d) if the specified Person is a corporation, any officer or director of the specified Person or of any corporation directly or indirectly controlling that specified Person, (e) if the specified Person is a partnership, any general partner or if the general partner is a partnership, the general partners of that partnership, and (f) if the specified Person is an individual, such individual’s spouse and natural and adoptive lineal descendants and trusts for the benefit of any such Persons. For purposes of this definition, the ability through share ownership or contractual arrangement to elect or cause the election of a majority of the board of directors of a corporation shall constitute “control.”

“Agreed Rate” means the Interest Rate as defined under the Loan Facility.

“Agreement” means this Agreement of Limited Partnership, as amended or restated from time to time.

“Book Value” means, with respect to any property of the Partnership, such property’s adjusted basis for federal income tax purposes, except as follows:

(a)           the initial Book Value of any property contributed by a Partner to the Partnership shall be the Fair Market Value of such property as of the date of such contribution;

(b)           the Book Values of all properties shall be adjusted to equal their respective Fair Market Values in connection with (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution to the Partnership or in exchange for the performance of services to or for the benefit of the Partnership, (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership, or (iii) the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704 1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code); provided that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(c)           the Book Value of property distributed to a Partner shall be the Fair Market Value of such property as of the date of such distribution;

(d)           the Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704 1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses; and

(e)           if the Book Value of property has been determined or adjusted pursuant to clauses  (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article 6.

“Capital Account” has the meaning set forth in Section 5.5 of this Agreement.

“Capital Contribution” means, for any Partner, the amount of any cash contributed to the capital of the Partnership and the Fair Market Value of any property contributed to the Partnership by such Partner.

“Certificate” means the certificate of formation of the Partnership filed with the Secretary of State of Texas, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Curative Allocations” means the allocations pursuant to Section 6.3 of this Agreement.

“CWEI” means Clayton Williams Energy, Inc., a Delaware corporation, and any successor entity.

“Default Rate” means the lesser of (a) Prime Rate plus 4.0% per annum, and (b) the maximum rate allowed by law.

“Defaulting Limited Partner” has the meaning set forth in Section 5.3(b) of this Agreement.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to property for such Fiscal Year or other period, except that (A) with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such Fiscal Year or other period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (B) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Fiscal Year or other period is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the General Partner.

“Distributable Property” means the excess of cash and property on hand over the amount that the General Partner determines is required to be retained as a reasonable reserve to meet any liabilities or proposed expenditures of the Partnership which are accrued or reasonably foreseeable or that is reasonably necessary to be retained.

“Drilling Rigs” means the drilling rigs and related equipment, including, without limitation, transportation equipment, acquired by the Partnership as contemplated herein.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Fair Market Value” of any property means the fair market value of such property as determined (i) by an appraiser of recognized standing (an “Independent Appraiser”) selected by the General Partner, or (ii) at the election of the General Partner, in good faith by the General Partner, which determination shall be conclusive for all purposes and shall be made within 15 days of any event that requires a determination of Fair Market Value.

“Financing Obligation” means the aggregate amount of obligations incurred by the Partnership under the Loan Facility.

“Fiscal Year” means the fiscal year ending on December 31 of each calendar year, unless, for United States federal income tax purposes, another fiscal year is required. The Partnership shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

“GAAP Capital Account” has the meaning set forth in Section 5.7.

“General Partner” means Larclay GP LLC, a Texas limited liability company, and any successor entity.

“GP LLC Agreement” means the Limited Liability Company Agreement of the General Partner in the form attached as Exhibit B.

“GP LLC Interests” means Interests representing limited liability company interests in the General Partner.

“Indemnified Person” has the meaning set forth in Section 11.12.

“Interest” means the interest of a Partner in the Partnership as determined under this Agreement and the Limited Partnership Law. The Interest of each Partner as of the date of this Agreement, expressed as a percentage based on the Interest held by such Partner as a percentage of the total Interests held by all Partners, is set forth on Exhibit A, as such Exhibit A may be amended from time to time as necessary to reflect additional Capital Contributions or upon the admittance of additional Limited Partners.

“Lariat” means Lariat Services, Inc., a Texas corporation, and any successor entity.

“Letter Agreement” means the letter agreement dated October 20, 2005, as amended, by and between CWEI and Lariat.

“Limited Partner” means CWEI and Lariat and each other Person admitted as an additional or successor Limited Partner pursuant to Section 4.4.

“Limited Partnership Law” means the Texas Limited Partnership Law (Chapters 151, 153 and 154 and, to the extent applicable to limited partnerships, the provisions of Title 1 of the Texas Business Organizations Code), as amended from time to time.

“Loan” has the meaning assigned to that term under the Loan Facility.

“Loan Facility” means that certain Term Loan and Security Agreement, to be entered into on or about April 21, 2006, between the Partnership and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., a corporation organized and existing under the laws of the State of Delaware, as agent for the Lenders defined therein, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Loan Purpose” has the meaning assigned to that term under the Loan Facility.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

“Nonrecourse Deduction” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning assigned to that term in Treasury Regulation Section 1.752-1(a)(2).

“Non-Defaulting Limited Partner” has the meaning set forth in Section 5.3(b).

“Notice” has the meaning set forth in Section 10.2(a).

“Offeree” has the meaning set forth in Section 10.2(a).

“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, gas, liquid natural gas and other hydrocarbon properties, (b) the business of gathering, marketing, treating, processing, storage, repairing, selling and transporting any production from such interests or properties and products produced in association therewith or providing drilling and related services and supplies and equipment and (c) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) and (b) of this definition.

“Operating Agreement” means that certain Operating Agreement to be entered into on or about April 21, 2006 by and between the Partnership and Lariat providing, among other things, for Lariat to act as the sole operator of the Drilling Rigs, as amended, restated, modified, renewed, extended or replaced from time to time.

“Ownership Percentage” means, with respect to a Partner, the percentage ownership of the Partnership of such Partner equal to a percentage obtained by dividing (i) the Interests held by such Partner by (ii) the total Interests held by all Partners.

“Partner” means any General Partner or any Limited Partner.

“Partner Nonrecourse Debt” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deduction” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(i)(1).

“Partnership” means the limited partnership formed by the Partners pursuant to this Agreement.

“Partnership Property” means the Drilling Rigs and all other property of any character, tangible or intangible, real, personal or mixed, now or hereafter owned, held or acquired by the Partnership.

“Permitted Transfer” means any of the following Transfers:  (i) a Transfer of Interests by a Partner (A) to any Affiliate of such Partner or (B) to an entity owned by or organized for the benefit of the stockholders, officers, directors, employees, affiliates or beneficiaries of such Partner, as applicable; and (ii) a pledge by a Partner of Interests owned or held by such Partner to secure the payment of bona fide indebtedness owing by such Partner; provided, that such Partner retains the power to vote the Interests so pledged until such time as the pledgee shall have realized on the pledge; and, provided further, that the provisions of Section 10.2 shall apply to the Transfer of such Interests upon exercise of such pledge and after such exercise.

“Permitted Transferee” means a transferee of Interests in a Permitted Transfer.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, business trust or other legal entity.

“Prime Rate” means the prime rate publicly announced on the date in question by JPMorgan Chase Bank.

“Profits” or “Losses” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such taxable year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)           Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b)           Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c)           In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)           Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year; and

(f)            To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

“Regulatory Allocations” means the allocations pursuant to Section 6.2 of this Agreement.

“Required Advance” has the meaning set forth in Section 5.3(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time.

“Selling Partner” has the meaning set forth in Section 10.2(a).

“Transfer” means any sale, transfer, assignment, exchange, pledge, encumbrance, hypothecation, gift or other disposition of an Interest in whole or in part, or any rights or benefits to which a holder of an Interest may be entitled as provided in this Agreement or the Limited Partnership Law, including, without limitation, the right to receive distributions in cash or in kind.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as they may be amended from time to time. All references herein to sections of the Treasury Regulations shall include corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Unreturned Capital Contribution Balance” of a Partner at any time means the excess, if any, of (i) the cumulative amount of Capital Contributions made by such Partner to the Partnership at and prior to such time over (ii) the cumulative amount of distributions made by the Partnership to such Partner pursuant to Section 7.1(a) at and prior to such time.

1.2          Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.

ARTICLE 2
ORGANIZATION

2.1          Formation.  The Partners agree to form the Partnership as a limited partnership under the Limited Partnership Law for the purposes and upon the terms and subject to the conditions set forth in this Agreement.

2.2          Name.  The business of the Partnership shall be conducted under the name of “Larclay, L.P.” or such other names that comply with applicable law as the General Partner may select from time to time.

2.3          Registered Office; Registered Agent; Other Offices.  The registered office of the Partnership in the State of Texas shall be at such place as the General Partner may designate from time to time. The registered agent for service of process on the Partnership in the State of Texas or in any other jurisdiction shall be such Person or Persons as the General Partner may designate from time to time. The Partnership may have such other offices as the General Partner may designate from time to time.

2.4          Purposes.  The purposes for which the Partnership is formed are to (i) acquire, own, hold, maintain, operate and dispose of the Drilling Rigs, (ii) provide drilling and related services and supplies and equipment, and (iii) engage in any other business or activity that now or in the future may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing purposes (including, without limitation, acquiring, owning, holding, maintaining, operating and disposing of additional Partnership Property) and that is not prohibited by the law of the jurisdiction in which the Partnership engages in such business or activity.

2.5          Certificate; Foreign Qualification.  The General Partner shall execute and cause the Certificate to be filed with the Secretary of State of Texas on or as soon as practicable after the Effective Date. Prior to the Partnership’s conducting business in any jurisdiction other than the State of Texas, the General Partner shall cause the Partnership to comply, to the extent those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in that jurisdiction. At the request of the General Partner, each Limited Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue, dissolve and terminate the Partnership as a limited partnership under the law of the State of Texas and to qualify, continue, dissolve and terminate the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions in which the Partnership may conduct business, and to this end the General Partner may use the power of attorney set forth in Section 11.13.

2.6          Term.  The term of Partnership shall commence on the date of filing of the Certificate and shall continue until the earlier of (a) April 21, 2026 or (b) the dissolution and liquidation of the Partnership in accordance with this Agreement or the Limited Partnership Law.

ARTICLE 3
GENERAL PARTNER; MANAGEMENT

3.1          Authority of General Partner.  In addition to the powers now or hereafter granted to a general partner of a limited partnership under the Limited Partnership Law, other applicable law or any other provision of this Agreement, and subject only to any express limitations set forth in this Agreement, the General Partner shall have the full and exclusive power and authority to do any and all things necessary, incidental, proper, advisable or convenient for the furtherance of the purposes of the Partnership, for the management of the business and affairs of the Partnership and for the protection and benefit of the Partnership, including without limitation:

(a)           to acquire (including, without limitation, to purchase at premium prices when deemed appropriate by the General Partner), exchange, sell, lease, dispose of or exchange any or all Partnership Property;

(b)           to incur, pay and reimburse the payment of any expenditures and incur any obligations it deems appropriate for the conduct of the activities of the Partnership;

(c)           to use Partnership Property or credit of the Partnership (including without limitation, cash on hand), for any purpose not inconsistent with this Agreement and on any terms it deems appropriate, including, without limitation, the financing of Partnership operations and activities and the repayment of obligations of the Partnership;

(d)           to negotiate, execute, deliver and perform, in the name and on behalf of the Partnership, any contracts, conveyances or other instruments which it considers appropriate for the conduct of Partnership operations or the implementation of its powers under this Agreement;

(e)           to distribute cash, Partnership Property or other assets of the Partnership to the Partners in accordance with this Agreement;

(f)            to select and dismiss attorneys, accountants, consultants and contractors of the Partnership and to determine their compensation and other terms of engagement;

(g)           to acquire and maintain such insurance, if any, for the benefit of the Partnership and the Partners as it deems appropriate;

(h)           to establish operating and other offices and facilities;

(i)            to borrow money, incur indebtedness or make guaranties in the name or on behalf of the Partnership and to secure the same by mortgages, deeds of trust, security interests, pledges or other liens or encumbrances on all or any part of the Partnership Property; and

(j)            to control any matters affecting the rights and obligations of the Partnership, including, without limitation, the conduct of litigation and other incurring of legal expenses and the settlement of claims in litigation; provided, that the General Partner shall not be authorized to settle any claims for which any Limited Partner has, or may have, any individual liability without the Limited Partner’s prior written consent.

Any person dealing with the Partnership shall be entitled to rely, and shall be fully protected in relying, on the authority of the General Partner to act for the Partnership.

3.2          Certain Restrictions on General Partner’s Power and Authority.  The General Partner shall not have the power or authority to, and shall not, do, form or authorize any of the following without the prior written consent of the Limited Partners:

(a)           do any act in contravention of this Agreement;

(b)           do any act which would make it impossible to carry on the ordinary business of the Partnership;

(c)           possess Partnership Property or other assets of the Partnership or assign any rights in specific Partnership Property or assets for other than a Partnership purpose;

(d)           change or reorganize the Partnership into any other legal form; or

(e)           commingle the funds of the Partnership with the funds of any other person or entity.

3.3          Duties and Services of General Partner.  The General Partner shall comply in all respects with the terms of this Agreement and shall use its reasonable efforts to cause the Partnership to: (i) comply in all material respects with the terms and provisions of all agreements to which the Partnership is a party or to which its properties are subject; (ii) comply in all material respects with all applicable laws, ordinances or governmental rules and regulations to which the Partnership is subject; and (iii) obtain all licenses, permits, franchises and other governmental authorizations material and necessary with respect to the ownership of Partnership properties and the conduct of Partnership business and operations. During the existence of the Partnership, the General Partner shall devote such time and effort to the Partnership business and operations as shall be necessary for the furtherance of the purposes of the Partnership.

3.4          Withdrawal of General Partner.  The General Partner may not voluntarily withdraw from the Partnership without the prior unanimous written consent of the Limited Partners. The General Partner may not be removed as the General Partner.

3.5          General Partner as Limited Partner.  The General Partner shall also be treated as a Limited Partner to the extent that it acquires, holds or becomes an assignee of Interests of a Limited Partner.

3.6          Officers.  The General Partner may designate one or more persons to be officers of the Partnership, having such titles and authority as the General Partner may from time to time designate, to act on behalf of the General Partner and the Partnership. Any officers who are so designated shall have such titles and authority and duties as the General Partner may delegate to them. The salaries or other compensation, if any, of the officers of the Partnership shall be fixed by the General Partner. Any officer may be removed as such, either with or without cause, by the General Partner. Designation of an officer shall not of itself create contract rights.

ARTICLE 4
LIMITED PARTNERS

4.1          Limited Partner Information.  The identity of the Limited Partners and the Interest held by each Limited Partner are reflected on Exhibit A attached hereto, which shall be amended as necessary to reflect any changes in such information.

4.2          Restrictions on Limited Partners.  Notwithstanding any other provision of this Agreement, a Limited Partner, in its capacity as such, shall not be:

(a)           allowed to manage or control or take part in the management or control of the Partnership business or to act for or bind the Partnership, such power being vested solely and exclusively in the General Partner;

(b)           entitled to be paid any fee, salary or other compensation by the Partnership or General Partner or to have a Partnership drawing account;

(c)           entitled to receive any interest or a return of Capital Contributions except as expressly provided for herein;

(d)           entitled to a partition of Partnership Property or other assets of the Partnership;

(e)           bound by, nor be individually liable for, the expenses, liabilities or obligations of the Partnership; provided, however, that the foregoing shall not limit or expand any obligation or liability of any Limited Partner to the Partnership set forth in this Agreement or to the extent such obligation or liability is required by law; or

(f)            entitled to withdraw from the Partnership.

4.3          Access to Information

(a)           A Limited Partner or a Permitted Transferee, on written request to the General Partner stating a proper purpose, may examine and copy, at any reasonable time, and at the expense of the Limited Partner or assignee, records required to be kept by the Partnership under the Limited Partnership Law and other information regarding the business affairs and financial condition of the Partnership as is just and reasonable for the Person to examine and copy.

(b)           On written request to the General Partner by a Limited Partner or a Permitted Transferee, the Partnership shall provide to the requesting Limited Partner or Permitted Transferee, without charge, copies of:

(i)            this Agreement and the Certificate and all amendments and restatements; and

(ii)           any tax returns described in Section 153.551(a)(2) of the Limited Partnership Law.

Information provided to or obtained by a Limited Partner or an assignee of Interests relating to the Partnership or Partnership Property shall be used by such Limited Partner or assignee solely in furtherance of its interests as a Limited Partner and shall not be used for any other purpose. Limited Partners and assignees of Interests shall maintain the confidentiality of all such information and shall not disclose such information to any other Person unless required by law. If a Limited Partner or assignee of an Interest receives a request to disclose information relating to the Partnership or Partnership Property under the terms of a subpoena, investigative demand or order issued by a court or governmental agency, the Limited Partner or assignee shall promptly notify the General Partner of the existence, terms and circumstances surrounding such request, so that the General Partner may seek a protective order or confidential treatment of such information.

4.4          Admission of Additional Limited Partners.  The General Partner may admit a Permitted Transferee of Interests in a Transfer permitted under Article 10 as an additional or successor Limited Partner to the Partnership at such times and upon such terms and conditions as may be determined by the General Partner, in its sole discretion.

4.5          Representations of the Limited Partners.

(a)           Each Limited Partner is admitted to the Partnership in reliance upon such Limited Partner’s representation to the General Partner and the Partnership, which by executing this Agreement each Limited Partner hereby confirms, that such Limited Partner is acquiring its

Interests for its own account, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part. Each Limited Partner understands that the Interests have not been registered under the Securities Act and that any Transfer of Interests may not be made without registration under the Securities Act or pursuant to an applicable exemption therefrom. The Limited Partners understand that no market exists for Interests and that it is unlikely that a market will ever exist for Interests.

(b)           Each Limited Partner represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Partnership.

(c)           Each Limited Partner represents that this Agreement, when executed and delivered by such Limited Partner or pursuant to its authority on its behalf, will have been duly and validly executed and delivered by or on behalf of such Limited Partner; and such execution and delivery will have been duly authorized by all necessary action (whether corporate or otherwise) of such Limited Partner.

(d)           Each Limited Partner acknowledges that no Limited Partner shall have any authority or responsibility to act for, or to assume any obligations or responsibility on behalf of, the other Limited Partner or the Partnership. Each Limited Partner acknowledges and agrees that any Limited Partner may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, independently or with others, including in the Oil and Gas Business and whether in competition with the Partnership or another Limited Partner, with no obligation to offer to the Partnership or another Limited Partner the right to participate in those activities. To the fullest extent permitted by law and subject only to the express terms of the Operating Agreement or other agreement or contract between or among the Limited Partners or one or more of the Limited Partners and the Partnership, each Limited Partner on behalf of itself, the Partnership and their respective affiliates, successors and assigns, expressly renounces any interest or expectancy in, or in being offered an opportunity to participate in, all business opportunities that are developed by or presented to the other Limited Partners. The Partnership may transact business with any Limited Partner or an affiliate of a Limited Partner, provided that the terms of each such transaction are no less favorable than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with an unrelated third party.

4.6          Specific Performance.  The parties agree that the Partnership and each Partner would be irreparably damaged if any of the provisions of this Article 4 are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which they may be entitled, at law or in equity, the Partnership, the General Partner and any nondefaulting Limited Partner shall be entitled to injunctive relief to prevent breaches of the provisions of this Article 4 and specifically to enforce the terms and provisions hereof in any action instituted in any court of competent jurisdiction.

ARTICLE 5
CAPITAL CONTRIBUTIONS

5.1          Capital Contributions of Limited Partners.  On the Effective Date, each Limited Partner agrees to make cash Capital Contributions to the Partnership in the amount set forth opposite such Limited Partner’s name on Exhibit A. A Limited Partner shall not be obligated to make additional Capital Contributions to the Partnership in excess of the amount set forth on Exhibit A; provided, however, that the Limited Partners may, by unanimous written consent, agree to make additional Capital Contributions to the Company; provided further, that in no event shall additional capital contributions be permitted if following such additional Capital Contributions either Limited Partner owns greater than 49.5% of the outstanding Partnership Interests.

5.2          Capital Contributions of General Partner.  The initial Capital Contribution of the General Partner is set forth opposite the General Partner’s name on Exhibit A. On any subsequent date that a Limited Partner makes a Capital Contribution, the General Partner shall make a cash Capital Contribution to the Partnership cash in an amount equal to one ninety-ninth (1/99th) of the aggregate Capital Contributions contributed by the Limited Partners on that date.

5.3          Required Advances by Limited Partners

(a)           If the General Partner determines, in its sole discretion, that cash advances (each, a “Required Advance”) from the Limited Partners are required to fund the operations of the Partnership, the General Partner shall send written notice to this effect to the Limited Partners (an “Advance Notice”) setting forth the date on which such Required Advance shall be payable (the “Advance Date”), which date shall be not less than 10 days after the date of the Advance Notice, the total amount of the Required Advances payable by the Limited Partners and the amount of the Required Advance to be made by each Limited Partner pursuant to this Section 5.3(a), which amount shall be such Limited Partner’s pro rata share of the total amount of the Required Advances based on its Ownership Interest. Each Limited Partner agrees to advance to the Partnership cash in the amount of each Required Advance on or before the date such Required Advance is payable as set forth in the Advance Notice. A Required Advance made by a Limited Partner shall constitute a loan by the Limited Partner to the Partnership, shall bear interest at the Agreed Rate and shall not be a Capital Contribution.

(b)           If a Limited Partner fails to make all or any portion of any Required Advance by the Advance Date (a “Defaulting Limited Partner”), the other Limited Partner (the “Non-Defaulting Limited Partner”), provided that it is not also a Defaulting Limited Partner, upon notice to the Defaulting Limited Partner and to the General Partner may exercise one or more of the following remedies:

(i)            to institute appropriate legal proceedings in its own behalf or derivatively on behalf the Partnership to enforce the obligation of the Defaulting Limited Partner to make such Required Advance, together with interest thereon at the Agreed Rate from the Advance Date until the date that it is paid;

(ii)           advance the portion of the Defaulting Limited Partner’s Required Advance that is in default, with the following results:

(A)          the amount advanced by the Non-Defaulting Limited Partner shall constitute a loan by the Non-Defaulting Limited Partner to the Defaulting Limited Partner;

(B)           interest shall accrue on the outstanding principal amount of such loan at the Default Rate;

(C)           the outstanding principal balance of such loan and all accrued unpaid interest thereon shall be due and payable in full on written demand for payment by the Non-Defaulting Limited Partner to the Defaulting Limited Partner;

(D)          all distributions from the Partnership that otherwise would be payable to the Defaulting Limited Partner (whether before or after dissolution of the Partnership) instead shall be paid to the Non-Defaulting Limited Partner until the outstanding principal balance of such loan and all accrued unpaid interest thereon shall have been paid in full to the Non-Defaulting Limited Partner (with payments being applied first to accrued unpaid interest and then to principal); and

(E)           the payment of the outstanding principal balance of such loan and all accrued unpaid interest thereon shall be secured by a security interest in the Defaulting Limited Partner’s Interests.

(iii)          exercise the rights of a secured party under the Uniform Commercial Code of the State of Texas; or

(iv)          exercise any other rights and remedies available at law or in equity.

5.4          Additional Advances by CWEI.

(a)           The Partnership shall enter into the Loan Facility to finance the acquisition of the Drilling Rigs and to provide funding for other Loan Purposes. The General Partner shall use all commercially reasonable efforts to timely request and obtain Loan advances under the Loan Facility and shall apply the proceeds of all Loan advances under the Loan Facility to acquire the Drilling Rigs and for other Loan Purposes. If the General Partner reasonably determines that Loan advances are not available under the Loan Facility to pay amounts due or to become due and payable by the Partnership to acquire one or more Drilling Rigs or that the proceeds of Loan advances available to the Partnership are not sufficient to fully fund the payment of amounts due or to become due and payable by the Partnership to acquire such Drilling Rigs, the General Partner shall send written notice to this effect to the Limited Partners (a “Shortfall Notice”) setting forth (i) the amount (the “Shortfall Amount”) by which the amount due or to become due and payable by the Partnership to acquire such Drilling Rigs exceeds the amount of Loan advances available to the Partnership under the Loan Facility to fund the payment of such amounts and (ii) the date on which such Shortfall Amount is payable by the Partnership. CWEI agrees to advance to the Partnership cash in an amount equal to the Shortfall Amount on or before the date for payment specified in the Shortfall Notice. Each advance of a Shortfall Amount made by CWEI shall constitute a loan by CWEI to the Partnership, shall bear interest at the Agreed Rate and shall not be a Capital Contribution. Whenever and as soon as the Partnership is financially able to repay advances of Shortfall Amounts previously made by

CWEI pursuant to this Section 5.4 in compliance with the terms and conditions of the Loan Facility, the General Partner shall use all commercially reasonable efforts to do so, which may include requesting and obtaining Loan advances under the Loan Facility for this purpose and applying the proceeds of such Loan advances to repay CWEI. Lariat shall not be required to make advances to the Partnership pursuant to this Section 5.4.

(b)           The General Partner shall not request a Loan advance under the Loan Facility for any Loan Purpose other than to acquire Drilling Rigs if, after giving effect to such Loan advance, there is a reasonable possibility that CWEI could be required to advance Shortfall Amounts to fully fund the payment of amounts due or to become due and payable by the Partnership to acquire Drilling Rigs, it being understood and agreed by the Limited Partners that the General Partner shall, to the fullest extent practicable, maintain and preserve the availability of Loan advances under the Loan Facility and use the proceeds of such Loan advance to acquire Drilling Rigs, even if this results in a determination by the General Partner that Limited Partners make Required Advances under Section 5.3 to fund the operations of the Partnership.

5.5          Capital Accounts.

(a)           Solely for federal and state income tax purposes, a separate capital account (a “Capital Account”) will be maintained for each Partner. Each Partner’s Capital Account will be increased by:  (i) the amount of money contributed by such Partner to the Partnership; (ii) the Fair Market Value of property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code); and (iii) allocations to such Partner of Profits and other items of income and gain pursuant to the Regulatory Allocations or the Curative Allocations. Each Partner’s Capital Account will be decreased by:  (A) the amount of money distributed to such Partner by the Partnership; (B) the Fair Market Value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code); and (iv) allocations to the account of such Partner of Losses and other items of loss and deduction pursuant to the Regulatory Allocations or the Curative Allocations.

(b)           In the event of a Transfer of Interests, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interests in accordance with Section 1.704-l(b)(2)(iv) of the Treasury Regulations.

(c)           The manner in which Capital Accounts are to be maintained pursuant to this Section 5.5 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Partnership’s legal counsel the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 5.5 should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 5.5, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement and relative economic benefits between or among the Partners.

(d)           Except as otherwise required by the Limited Partnership Law, no Partner shall have any liability to restore all or any portion of a deficit balance in such Partner’s Capital Account.

5.6          Return of Capital Contribution.

No interest shall accrue on any Capital Contributions, and no Partner shall have the right to withdraw or be repaid any Capital Contributions made by such Partner except as expressly provided for herein.

5.7          GAAP Capital Accounts.  In addition to the Capital Account established and maintained solely for federal and state income tax purposes pursuant to Section 5.5, the Partnership shall establish and maintain a capital account for each Partner, pursuant to generally accepted accounting principles (a “GAAP Capital Account”). Profits and Losses for each Fiscal Year or other period shall be allocated among the GAAP Capital Accounts in accordance with generally accepted accounting principles.

ARTICLE 6
ALLOCATIONS

6.1          Allocations of Profits and Losses.  Subject to Section 6.2 and Section 9.2, Profits and Losses for each Fiscal Year or other period shall be allocated among the Partners, solely for federal and state income tax purposes, in the following order and priority:

(a)           Profits shall be allocated as follows:

(i)            First, to the Partners in proportion to the deficit balances  (if any) in their Capital Accounts, in an amount necessary to eliminate any deficits in the Partners’ Capital Accounts and restore such Capital Accounts balances to zero;

(ii)           Next, to the Partners, to the greatest extent possible, an amount required to cause the positive Capital Account balances of each of the Partners to be in the same proportion as are the Partners’ respective Ownership Percentages; and

(iii)          Thereafter, to the Partners pro rata in proportion to their respective Ownership Percentages.

(b)           Losses shall be allocated as follows:

(i)            First, to the Partners, to the greatest extent possible, an amount required to cause the positive Capital Account balances to each of the Partners to be in the same proportion as the Partner’s respective Ownership Percentages;

(ii)           Next, to the Partners in proportion to the respective Capital Account balances of the Partners until the Capital Account balance of each Partner shall have been reduced to zero (0); and

(iii)          Thereafter, to the Partners pro rata in proportion to their respective Ownership Percentages.

6.2          Regulatory Allocations.  Solely for federal and state income tax purposes, the following allocations shall be made in the following order:

(a)           Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Ownership Percentages.

(b)           Partner Nonrecourse Deductions attributable to Partner Nonrecourse Debt shall be allocated to the Partners bearing the Economic Risk of Loss for such Partner Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Partner bears the Economic Risk of Loss for such Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable to such Partner Nonrecourse Debt shall be allocated among the Partners according to the ratio in which they bear the Economic Risk of Loss. This Section 6.2(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)           Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for a taxable year (or if there was a net decrease in Minimum Gain for a prior taxable year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this Section 6.2(c)), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 6.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)           Notwithstanding any provision hereof to the contrary except Section 6.2(c) (dealing with Minimum Gain), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain for a taxable year (or if there was a net decrease in Partner Nonrecourse Debt Minimum Gain for a prior taxable year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this Section 6.2(d), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 6.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)           Notwithstanding any provision hereof to the contrary except Section 6.2(c) and Section 6.2(d) (dealing with Minimum Gain and Partner Nonrecourse Debt Minimum Gain), a Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the taxable year) in an amount and manner sufficient to eliminate any deficit balance in such Partner’s Adjusted Capital Account as quickly as possible. This Section 6.2(e) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f)            In the event that any Partner has a negative Adjusted Capital Account at the end of any taxable year, such Partner shall be allocated items of Partnership income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this

Section 6.2(f) shall be made only if and to the extent that such Partner would have a negative Adjusted Capital Account after all other allocations provided for in this Section 6.2(f) have been tentatively made as if Section 6.2(e) and this Section 6.2(f) were not in this Agreement.

(g)           To the extent an adjustment to the adjusted tax basis of any Partnership properties pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Partner in complete liquidation of such Partner’s Interests, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Partners in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies, or to the Partner to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

6.3          Curative Allocations.  The Regulatory Allocations are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may affect the results which would be inconsistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is authorized to divide other allocations of Profits, Losses, and other items among the Partners, to the extent that they exist, so that the net amount of the Regulatory Allocations and the Curative Allocations to each Partner is zero. The General Partner will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

6.4          Income Tax Allocations.  All items of income, gain, loss and deduction for Federal income tax purposes shall be allocated in the same manner as the corresponding item of Profits and Losses is allocated, except as otherwise provided in this Section 6.4.

(a)           In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Book Value. In the event the Book Value of any property is adjusted pursuant to clause (b) or (d) of the definition of Book Value, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the applicable Regulations thereunder.

(b)           Any (i) recapture of depreciation, depletion, intangible drilling costs or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Partners who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of credits shall be allocated to the Partners in accordance with applicable law.

(c)           Allocations pursuant to this Section 6.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any

Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

6.5          Other Allocation Rules.

(a)           All items of income, gain, loss, deduction and credit allocable to an interest in the Partnership that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such interest, without regard to the results of Partnership operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder.

(b)           The Partners’ proportionate shares of the “excess nonrecourse liabilities” of the Partnership, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be determined in accordance with their Ownership Percentages.

ARTICLE 7

DISTRIBUTIONS

7.1          Distributions.  Subject to Sections 5.3(b)(ii)(D) and 9.2, all Distributable Property of the Partnership and any or all other property of the Partnership shall be distributed at such time or times (if any) as the General Partner determines in its sole discretion to the Partners in the following order and priority:

(a)           First, to the Partners to the extent of and in proportion to the Unreturned Capital Contribution Balance of each Partner until the Unreturned Capital Contribution Balance of each Partner has been reduced to zero; and

(b)           Thereafter, to the Partners pro rata in proportion to the respective Ownership Percentages.

ARTICLE 8
BOOKS, RECORDS AND BANK ACCOUNTS

8.1          Maintenance of Books.  The books of account for the Partnership shall be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Partners shall be maintained in accordance with Section 5.5 and the GAAP Capital Accounts shall be maintained in accordance with generally accepted accounting principles. The accounting year of the Partnership shall be the calendar year.

8.2          Accounts.  The General Partner shall establish and maintain one or more separate bank and investment accounts and arrangements for Partnership funds in the Partnership name with financial institutions and firms that the General Partner determines.

ARTICLE 9
DISSOLUTION, LIQUIDATION AND TERMINATION

9.1          Dissolution.  The Partnership shall dissolve and its business and affairs shall be wound up upon the occurrence of any dissolution event specified in the Limited Partnership Law or upon the election of the General Partner pursuant to the terms of the GP LLC Agreement; provided, that in no event shall the Partnership be dissolved prior to payment of 50% of the Financing Obligation.

9.2          Liquidation and Termination.  Upon dissolution of the Partnership, the General Partner shall act as liquidator and shall liquidate the Partnership in accordance with the terms of this Agreement, the GP LLC Agreement and the Limited Partnership Law. The General Partner shall proceed to wind up the affairs of the Partnership and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Partnership expense. The General Partner shall use commercially reasonable efforts to distribute Partnership Property in kind to the Partners, including, without limitation, the distribution of the Drilling Rigs to the Partners. The steps to be accomplished by the liquidator are as follows:

(a)           As promptly as practicable after dissolution and again after final liquidation, the General Partner shall cause a proper accounting to be made of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable; and

(b)           The General Partner shall proceed to sell and assign Partnership Property at such prices and on such terms as the General Partner, in the exercise of prudent business judgment under the circumstances then presented, deems in the best interest of all of the Partners. Except as may be otherwise required by law and as set forth in Section 5.3(b)(ii)(D), the proceeds of any sale of Partnership Property and all Partnership cash shall be distributed in the following order:

(i)            First, there shall be distributed to Partnership creditors (including Partners who are creditors as a result of making Required Advances under Section 5.3, Section 5.4 or otherwise, to the extent otherwise permitted by law) funds, to the extent same are available, sufficient to extinguish Partnership liabilities and obligations, including the cost and expense of liquidation (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Partners under Sections 153.110, 153.158 and 153.209 of the Limited Partnership Law;

(ii)           Thereafter, any gains or losses attributable to the disposition of the assets and properties of the Partnership and any operating income or loss for the year shall be allocated among the Partners to the greatest extent possible to cause each Partner’s Capital Account to be equal the amount distributable to such Partner pursuant in this Section 9.2, and subsequent to the distributions made under subparagraphs (b)(i) above, the remaining amounts of undistributed proceeds, if any, shall be distributed to the Partners in accordance with the provisions of Section 7.1.

In the event the allocations of income, gain, loss and deductions pursuant to Section 6.1 through 6.5 are reallocated among the Partners by the Internal Revenue Service for any reason, such reallocation shall have no effect on the distributions to the Partners pursuant to this Section 9.2. In the event of a deferred payment sale of any Partnership property or asset, interest payable by the purchaser shall not be considered to be proceeds of the sale but shall be distributed to the persons having an interest in the unpaid portion of the purchase price in accordance with their respective interests in such amount. The General Partner will use commercially reasonable efforts to distribute all Partnership property and assets in kind and the number or amount of property and assets each Partner is entitled to receive shall be determined under this Section 9.2 by reference to Section 9.3; provided that the General Partner may vary the amount or number of each particular piece of Partnership Property a Partner is entitled to receive, or place such Partnership Property in a liquidating trust, in order to effect a more reasonable and equitable distribution of such properties and assets among the Partners in accordance with their overall interests in all properties and assets to be distributed.

9.3          Distributions in Kind.  In the event that the General Partner determines to distribute Partnership Property to the Partners in kind, such distribution shall be made and the number or amount of Drilling Rigs or other Partnership Property to be received by each Partner shall be determined in the manner provided by Section 7.1 as if the distribution were a distribution of cash to the extent of the Fair Market Value of such Drilling Rigs of other Partnership Property as of the date of distribution. The Partner’s Capital Accounts shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such Drilling Rigs or other Partnership Property (that has not been previously reflected in Capital Accounts) would be allocated among the Partners if there were a taxable disposition of such Drilling Rigs or other Partnership Property for the Fair Market Value thereof on the date of distribution, followed by a decrease in the Partner’s Capital Accounts as if the distribution were a distribution of cash to the extent of the Fair Market Value of such Drilling Rigs or other Partnership Property on the date of distribution. It is acknowledged by the Partners that additional Capital Contributions by the Partners may be necessary in order to allow a reasonable and equitable distribution of the Partnership Property.

9.4          Deemed Liquidation.  In the event the Partnership is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but a distribution of the Partnership’s assets is not otherwise required pursuant to this Section 9, the Partnership assets shall not be distributed to the Partners. Instead, the Partnership shall be deemed to have distributed its assets in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Account balances. Immediately thereafter, the Partners shall be deemed to have recontributed such assets in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

9.5          Termination.  On completion of the distribution of Partnership assets as provided in this Agreement, the Partnership is terminated, and the General Partner (or such other Person or Persons as the Limited Partnership Law may require or permit) shall cause the cancellation of the Certificate and any filings made as provided in Section 2.5 and shall take such other actions as may be necessary to terminate the Partnership.

ARTICLE 10
RESTRICTIONS ON TRANSFERS

10.1        Restrictions on Transfer.  A Limited Partner may Transfer its Interest, in whole or in part, only if:

(a)           except to the extent such opinion is waived in whole or in part by the General Partner, in its sole discretion, the Partnership obtains an opinion of counsel of the Partnership or an opinion of counsel for such transferor satisfactory to the General Partner to the effect that (i) the Transfer may be made without registration under the Securities Act; (ii) such Transfer complies with applicable state securities and blue sky laws; (iii) such Transfer will not subject the Partnership to registration as an “investment company” or election as a “business development company” under the Investment Company Act, or subject the General Partner or the Partnership to registration as an “investment adviser” under the Investment Advisers Act of 1940, as amended; and (iv) such Transfer will not cause the dissolution of the Partnership or lead to the classification of the Partnership as an association taxable as a corporation for federal income tax purposes;

(b)           the transferee furnishes to the General Partner a written confirmation, in form and substance satisfactory to the General Partner and its counsel, executed by the transferee making each of the representations and agreements of a Limited Partner contained in this Agreement, including but not limited to the grant of a power of attorney to the General Partner in accordance with Section 11.13, and agreeing to be bound by the terms and provisions hereof;

(c)           after giving effect to such Transfer, less than 50% of the aggregate interests in Partnership profits and capital will have been sold or exchanged (within the meaning of Code Section 708) within the preceding 12-month period and the Transfer will not otherwise cause a termination of the Partnership for tax purposes;

(d)           except in the case of a transfer by a Limited Partner to a Permitted Transferee, in which case no consent shall be required (provided that the Transfer meets the other requirements of this Section 10.1 and that admission of the transferee as an additional or substituted Limited Partner remains at the sole discretion of the General Partner), the General Partner gives its written consent to such Transfer, (the General Partner may consent to the Transfer without consenting to the admission of the transferee as an additional or substituted Limited Partner);

(e)           the Selling Partner (defined below) has complied with the provisions of Section 10.2;

(f)            the transferee has paid all costs and expenses incurred by the Partnership in connection with such Transfer; and

(g)           the General Partner has not determined, in its sole discretion, that such Transfer will either cause the Partnership to be characterized as a “publicly traded partnership” or will materially increase the risk that the Partnership will be so characterized. For purposes of this paragraph the phrase “publicly traded partnership” shall have the meanings set forth in Section 7704(b) and 469(k) of the Code. In particular and without limiting the foregoing, no Transfer shall be permitted, given effect or otherwise recognized, and such Transfer (or purported Transfer) shall be void ab initio, if at the time of such Transfer interests in the Partnership are traded on an “established securities market” (within the meaning of Treasury Regulation Section 1.7704-1(b)) or are “readily tradeable on a secondary market or the equivalent thereof” (within the meaning of Treasury Regulation Section 1.7704-1(c)).

If and when all the foregoing conditions to Transfer are satisfied and the General Partner consents to the admission of the transferee as a Limited Partner, which consent may be withheld in the sole discretion of the General Partner, the transferee shall become an additional or substituted Limited Partner as to the Interest or part thereof so transferred. In accordance with Section 153.253(b) of the Limited Partnership Law, such transferee, if admitted to the Partnership, will have the rights and powers and will be subject to the restrictions and liabilities of a Limited Partner under this Agreement and under the Limited Partnership Law. For purposes of this Agreement the transferee shall be treated as (i) having made previous Capital Contributions to the Partnership equal to the previous Capital Contributions by the Selling Partner that correspond to the Interest or part thereof Transferred and (ii) having an Unreturned Capital Contribution Balance equal to the Unreturned Capital Contribution Balance of the Selling Partner that correspond to the Interest or part thereof Transferred. Regardless of whether such substitution actually occurs, however, the Selling Partner whose Interest or part thereof is Transferred, voluntarily or involuntarily, shall be and remain obligated for the performance and payment of any and all obligations incurred, if any, by such Selling Partner prior to the date of such Transfer. All costs incurred in connection with any proposed Transfer, including without limitation fees and disbursements for counsel to the Partnership or the General Partner, shall be borne by the Limited Partner proposing such Transfer.

10.2        Right of First Refusal on Transfer of Interests.

(a)           Whenever and as often as any Limited Partner or Permitted Transferee desires to Transfer any Interests pursuant to a bona fide written offer to purchase such Interests, such Limited Partner (the “Selling Partner”) shall give written notice (the “Notice”) to each other Limited Partner (the “Offeree”) to such effect, enclosing a copy of such offer and specifying the Interests that the Selling Partner desires to Transfer, the name of the person or persons to whom the Selling Partner desires to make such sale and the consideration for the Interests that has been offered in connection with such offer. Upon receipt of the Notice, the Offeree initially shall have the first right and option to purchase the Interests proposed to be transferred for cash at the purchase price specified in the Notice, exercisable for 20 business days after receipt of the Notice. Failure of the Offeree to respond to such Notice within such 20-day period shall be deemed to constitute a notification to the Selling Partner of the Offeree’s decision not to exercise the first right and option to purchase such Interests under this Section 10.2. In the event such consideration includes non-cash consideration, the dollar value of such non-cash consideration shall be its Fair Market Value.

(b)           The Offeree may exercise its right and option to purchase such Interests by giving written notice of exercise to the Selling Partner within such 20-day period, specifying the date (not later than five business days after the date of such notice) upon which payment of the purchase price for the Interests shall be made. The Selling Partner shall deliver to the Offeree’s principal office, on or before the payment date specified in such notice, document(s) effectuating the transfer of the Interests being purchased by the Offeree, against payment of the purchase price therefor by the Offeree in immediately available funds.

(c)           If all of the Interests proposed to be transferred are not purchased by the Offeree in accordance with this paragraph, the Selling Partner shall not be required to sell any of the Interests proposed to be transferred to the Offeree, and during the 30-day period commencing on the expiration of the rights and options provided for in this paragraph, may sell all (but not less than all) of such Interests to the transferee named in the Notice for consideration equal to or greater than the consideration specified in the Notice.

(d)           No Transfer of any Interests otherwise permitted by this Section 10.2 (including Permitted Transfers) shall be made unless simultaneously with such transfer of Interests to a Transferee, the Selling Partner transfers to such Transferee an equal number of GP LLC Interests owned by such Selling Partner.

(e)           The provisions of this Section 10.2 shall not apply to any Permitted Transfer by a Limited Partner or a Permitted Transferee.

10.3        Rights of Transferees.  Unless and until any assignee, transferee, legal representative or successor in interest of a Limited Partner becomes a substituted Limited Partner in accordance with Section 10.1, its status and rights shall be limited to the rights of an assignee of a limited partnership interest under Section 153.251(b) of the Limited Partnership Law.

ARTICLE 11
GENERAL PROVISIONS

11.1        Offset.  Any amounts owed by a Partner to the Partnership or the General Partner or its Affiliates may be deducted from any payments or distributions required to be made by the Partnership hereunder.

11.2        Notices.  All notices, requests or consents required or permitted to be given under this Agreement must be in writing and shall be considered as properly given if mailed by first class United States mail, postage paid, and registered or certified with return receipt requested, or if delivered to the recipient in person, by courier or by facsimile transmission. Notices, requests and consents shall be sent to a Limited Partner at the address shown on its Signature Page for Limited Partners. A Limited Partner may change its address by giving written notice to the General Partner. Any notice, request or consent to the Partnership or to the General Partner shall be sent to the General Partner at its principal place of business, to the attention of the Chief Executive Officer.

11.3        Entire Agreement.  This Agreement and the Letter Agreement set forth the entire understanding and agreement of the Partners relating to the subject matter hereof and thereof and supersede all prior contracts or agreements, whether oral or written, between the Partners with respect thereto. In case of any conflict between any provision of this Agreement and the Letter Agreement, the terms of this Agreement shall prevail.

11.4        Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

11.5        Amendment or Modification.

(a)           Except as otherwise provided in this Section 11.5, any amendment to this Agreement must be proposed by the General Partner and approved in writing by the General Partner and all of the Limited Partners to be effective.

(b)           The General Partner may amend this Agreement without the consent of any Limited Partner (i) to remove or correct any inconsistency, ambiguity or error contained herein, provided that such amendment does not materially and adversely affect the Limited Partners, or (ii) to reflect any Transfer of Interests pursuant to Article 10.

11.6        Binding Effect.  Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Partners and their respective successors and permitted assigns.

11.7        Governing Law; Jurisdiction and Venue.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

11.8        Severability.  If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected and that provision shall be enforced to the fullest extent permitted by law.

11.9        Further Assurances.  In connection with this Agreement and the transactions contemplated by it, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

11.10      Waiver of Certain Rights.  Except for the General Partner, each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership.

11.11      Insurance.  The Partnership may purchase and maintain insurance or enter into other arrangements on behalf of the Partnership, the General Partner or any other Person who is or was a “general partner,” as defined in the Limited Partnership Law, or a Limited Partner, who is or was serving at the request of the Partnership or the General Partner as a “representative,” as defined in the Limited Partnership Law, of any other enterprise, against any liability asserted against the Person and incurred by the Person in that capacity or arising out of the Person’s status in that capacity, regardless of whether the Partnership would have the power to indemnify the Person against that liability under this Agreement or the Limited Partnership Law. In the absence of actual fraud, the judgment of the General Partner as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other Person participating in an arrangement shall be conclusive, and the insurance or other arrangement shall not be voidable and shall not subject the General Partner approving the insurance or other arrangement to liability, on any ground, regardless of whether the General Partner will be a beneficiary.

11.12      Indemnification.

(a)           The Partnership agrees to indemnify and hold harmless the General Partner, its Affiliates, and their respective officers, directors, partners, members, managers, employees and agents (each, an “Indemnified Person”), only out of Partnership funds and other Partnership Property, to the fullest extent permitted by the Limited Partnership Law, from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorneys’ fees) paid or incurred in connection with or resulting from any and all claims, actions or demands against such Indemnified Person that arise out of or in any way relate to or are incidental to the Partnership, the Partnership Property or the business or affairs of the Partnership; provided, however, that this indemnity shall not extend to any bad faith, willful misconduct, gross negligence or deliberate or intentional breach of any material provision of this Agreement by such Indemnified Person. THE PARTIES INTEND THAT THE INDEMNIFIED PERSONS BE INDEMNIFIED PURSUANT TO THIS AGREEMENT FROM LIABILITY FOR THEIR OWN SOLE, PARTIAL OR CONCURRENT NEGLIGENCE.

(b)           The indemnification rights contained in this Section 11.12 shall be cumulative of and in addition to any and all other rights, remedies and recourses to which any Indemnified Person or their respective heirs, personal representatives, successors and assigns shall be entitled, whether pursuant to some other provisions of this Agreement, at law or in equity.

(c)           The Partnership shall advance to any Indemnified Person all reasonable fees, costs and expenses (including attorneys’ fees and related costs), of defending any claim, action or demand that arises out of or in any way relates to or is incidental to the Partnership, the Partnership Property, business or affairs; provided, that such Indemnified Person agrees in writing to repay to the Partnership all such advances in the event that it is finally determined that such Indemnified Person is not entitled to indemnification hereunder with respect to such claim, action or demand.

(d)           All damages awarded by any court or paid in settlement in connection with any action in the nature of a derivative action shall be paid to the Partnership by the Person bringing such action. As used herein, derivative action shall mean an action brought by a Limited Partner on behalf of the Partnership.

11.13      Power of Attorney.  By the execution of this Agreement, each Limited Partner does irrevocably constitute and appoint the General Partner, with full power of substitution, as true and lawful attorney-in-fact and agent with full power and authority to act in such Limited Partner’s name, place and stead and to execute, file and record the Certificate as required under the Limited Partnership Law and to execute all other documents which such attorney-in-fact deems necessary or reasonably appropriate:

(a)           to qualify or continue the Partnership as a limited partnership in the State of Texas and in all jurisdictions in which the Partnership may or intends to conduct business or own property;

(b)           to reflect a change in the identity of any Limited Partner or the admission of additional Partners pursuant to this Agreement;

(c)           to reflect any modification or amendment of this Agreement;

(d)           to reflect any Transfer of Interests pursuant to Article 10;

(e)           to reflect the dissolution and termination of the Partnership; or

(f)            to comply with applicable assumed name laws.

11.14      Counsel to the Partnership.  Counsel to the Partnership may also be counsel to the General Partner. The General Partner may execute on behalf of the Partnership any consent to the representation of the Partnership that counsel may request pursuant to the rules of professional conduct or similar rules in any other jurisdiction. The Partnership has selected Vinson & Elkins L.L.P. (“Partnership Counsel”) as legal counsel to the Partnership. Each Limited Partner acknowledges that Partnership Counsel does not represent any Limited Partner in its capacity as a Limited Partner in the absence of a clear and explicit agreement in writing to such effect between the Limited Partner and Partnership Counsel (and then only to the extent specifically set forth in such agreement) and that, in the absence of any such written agreement, Partnership Counsel shall owe no duties directly to a Limited Partner. Each Limited Partner further acknowledges that, whether or not Partnership Counsel has in the past represented or is currently representing such Limited Partner with respect to other matters, Partnership Counsel has not represented the interests of any Limited Partner in the preparation and negotiation of this Agreement.

11.15      Taxation as a Partnership.  The General Partner and each Limited Partner (in their respective capacities as such) agree that such Partners shall not undertake any action, including (without limitation) making regular bid or offer quotes to buy or sell interests or derivative interests in the Partnership, that will cause the Partnership to be, or create a substantial risk that the Partnership will be treated as, a “publicly traded partnership” with the meaning of Sections 469 or 7704 of the Code. The General Partner (in its capacity as such) further agrees that, at the expense of the Partnership, it shall use commercially reasonable efforts to avoid taking any actions and to bar the undertaking of any activity of which it has knowledge, including (without limitation) the public quotation of regular offers to buy or sell interests or derivative interests in the Partnership, that will cause the Partnership to be, or create a substantial risk that the Partnership will be treated as, a “publicly traded partnership” within the meaning of Section 469 or 7704 of the Code. The General Partner will not admit a Partner or consent to the Transfer of a Partner’s Interest if that admission or transfer would result in the Partnership having more than 100 Limited Partners.

11.16      Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile transmission) with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Partnership Agreement as of the Effective Date.

GENERAL PARTNER:

LARCLAY GP, LLC

By:	/s/ Michael L. Pollard
Michael L. Pollard
Manager

SIGNATURE PAGE FOR LIMITED PARTNER

The undersigned, desiring to become a limited partner in Larclay, L.P., a Texas limited partnership (“Partnership”), does hereby agree to all the terms and provisions of the Agreement of Limited Partnership of the Partnership, including, without limitation, the power of attorney set forth in Section 11.13 thereof.

Date: April 21, 2006	CLAYTON WILLIAMS ENERGY, INC.

	By:	/s/ Mel G. Riggs
Mel G. Riggs
Senior Vice President and Chief Financial Officer

SIGNATURE PAGE FOR LIMITED PARTNER

The undersigned, desiring to become a limited partner in Larclay, L.P., a Texas limited partnership (“Partnership”), does hereby agree to all the terms and provisions of the Agreement of Limited Partnership of the Partnership, including, without limitation, the power of attorney set forth in Section 11.13 thereof.

Date: April 21, 2006	LARIAT SERVICES, INC.

	By:	/s/ N. Malone Mitchell
	Name:	N. Malone Mitchell
	Title:	President

EXHIBIT A

Schedule of Partners

	Initial	Ownership
Partners	Capital Contributions	Percentage

Larclay GP, LLC	$10,000.00	1%
CWEI	$495,000.00	49.5%
Lariat	$495,000.00	49.5%

	$1,000,000.00	100%